Exhibit 99.2

September 4, 2014

Aerie Pharmaceuticals to Host Investor Day on September 10, 2014

-Webcast to Begin at 12:00 p.m. Eastern time-

BEDMINSTER, N.J. & RESEARCH TRIANGLE PARK, N.C. & NEWPORT BEACH, Calif.—(BUSINESS WIRE)—Aerie Pharmaceuticals, Inc. (Nasdaq:AERI) today announced that the Company will host a live webcast in conjunction with its Investor Day on Wednesday, September 10, 2014 at 12:00 p.m. ET in New York, NY.

To view and listen to the webcast please visit our website at http://investors.aeriepharma.com. The webcast will be archived on the Investor Relations section of www.aeriepharma.com and will be available for 30 days following the event.

For more information on the Investor Day, please refer to contact information within this press release.

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies. The Company has commenced two Phase 3 registration trials in the United States for triple-action RhopressaTM, named “Rocket 1” and “Rocket 2,” where the primary efficacy endpoint will be to demonstrate non-inferiority of IOP lowering for RhopressaTM compared to timolol, and has now commenced a third Phase 3 safety trial, named “Rocket 3,” in Canada.

The Company also recently completed a Phase 2b clinical trial for quadruple-action RoclatanTM, which met the primary efficacy endpoint, demonstrating statistical superiority of Roclatan™ to each of its components. RoclatanTM is a fixed-dose combination of RhopressaTM with latanoprost, the market-leading PGA, and if approved has the potential to be the most efficacious IOP-lowering therapy.

Aerie Pharmaceuticals

Richard Rubino, 908-470-4320

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals

Ami Bavishi, 212-213-0006

abavishi@burnsmc.com

Source: Aerie Pharmaceuticals, Inc.